UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Willis Lease Finance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2019 11:00 a.m.	Willis Lease Finance Corporation 4700 Lyons Technology Parkway Coconut Creek, FL 33073

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION that will be held at our executive offices at 4700 Lyons Technology Parkway, Coconut Creek, FL 33073 at 11:00 a.m. local time on Thursday, May 23, 2019. Directions to attend the Annual Meeting, where you may vote in person, can be found on our website: www.willislease.com (see “Investors”).

In addition to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof, stockholders will be asked to:

•

elect two Class III Directors to serve until the 2022 Annual Meeting of Stockholders, specifically: Charles F. Willis, IV and Hans Joerg Hunziker. The Board of Directors recommends that you vote FOR this proposal;

•

cast an advisory vote on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. The Board of Directors recommends that you vote FOR this proposal; and

•

consider, if properly presented at the Annual Meeting, a shareholder proposal on the adoption of a majority voting standard for director elections. The Board of Directors recommends that you vote AGAINST this proposal.

The Board of Directors has fixed the close of business on April 2, 2019 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2019 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE to ensure that your shares will be voted at the 2019 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

Proxy materials were mailed to you on or about April 23, 2019. Please read the proxy materials carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Dean M. Poulakidas
Senior Vice President, General Counsel and Corporate Secretary

April 23, 2019

SOLICITATION AND VOTING OF PROXIES

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the “Board”, “Directors”, or individually, “Director”) of WILLIS LEASE FINANCE CORPORATION (“we,” “us,” “our,” “Willis Lease” or the “Company”) for proxies to be voted at the 2019 Annual Meeting of Stockholders, which will be held at 11:00 a.m. local time on Thursday, May 23, 2019, at our executive offices located at 4700 Lyons Technology Parkway, Coconut Creek, FL 33073, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2019 Annual Meeting of Stockholders.

This proxy statement is being mailed to stockholders on or about April 23, 2019. Our 2018 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2018 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 23, 2019:

The Proxy Statement and the 2018 Annual Report are also available at

https://materials.proxyvote.com/970646.

Voting

The close of business on April 2, 2019 is the record date for determining whether you, in your capacity as a stockholder, are entitled to notice of and to vote at the 2019 Annual Meeting of Stockholders. As of that date, we had 6,352,688 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are expected to be entitled to vote at the 2019 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting.

Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2019 Annual Meeting of Stockholders in accordance with the instructions marked on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board’s nominees for Class III Directors, in favor of Proposal 2, and against Proposal 3. In the election for two Directors (Proposal 1), the nominees for Class III Directors receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares voted in person or by proxy at the 2019 Annual Meeting is required for the approval of Proposal 2 and Proposal 3.

If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non‑votes (i.e., shares held by brokers or nominees, as to which instructions have not been received from beneficial owners or persons entitled to vote, that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for purposes of the proposals in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

Our management does not know of any matters to be presented at the 2019 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

•	filing an instrument of revocation with our Corporate Secretary;
•	presenting at or prior to the meeting a duly executed proxy bearing a later date; or
•	attending the meeting and electing to vote in person.

2019 WLFC Proxy Statement	1

Solicitation

This solicitation is made by our Board of Directors on our behalf. The entire cost of preparing, assembling and mailing the Notice of 2019 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of mail services, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $11,200 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Board of Directors

Our Bylaws authorize us to have seven Directors. At the present time, the Board consists of five Directors who are divided into three classes, one Director in Class I and two Directors in each of Class II and Class III. One class is elected each year for a three‑year term. Hans Joerg Hunziker, Robert J. Keady and Robert T. Morris are independent Directors, as defined in the NASDAQ listing standards.

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer (“CEO”) and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of six meetings during the fiscal year ended December 31, 2018. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that Director served.

Communications with the Board

You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 60 East Sir Francis Drake Boulevard, Suite 209, Larkspur, CA 94939. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual Director or Directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

Chairman Charles F. Willis, IV, by video conference, Director Robert J. Keady, by teleconference, and Director Robert T. Morris, in person, attended the 2018 Annual Meeting of Stockholders. Our other Directors did not attend, and we have no policy requiring Board members to attend our Annual Meeting.

Committees of the Board

The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent Directors as defined by the NASDAQ listing standards (the “Audit Committee” and the “Compensation Committee”, respectively).

The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent Directors. As there is no such established committee, the Company has no nominating committee charter. The full Board of Directors participates in the consideration of any Director nominee.

Although we have not formally set any specific minimum qualifications that Director nominees must possess, we look for candidates with appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. Also, although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. Our Directors are generally nominated by our management or other Directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

2	2019 WLFC Proxy Statement

As we do not have a history of stockholder nominations of Directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our bylaws, stockholders wishing to nominate a candidate for Director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing Directors.

The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The Audit Committee meets with our financial management and our independent registered public accounting firm to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The NASDAQ’s listing rules require that our Audit Committee be composed of at least three independent Directors who currently are: Directors Robert T. Morris (Chair), Hans Joerg Hunziker and Robert J. Keady. All members of the Audit Committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the NASDAQ listing standards. The Audit Committee held four meetings during the 2018 fiscal year. The Audit Committee’s charter is available on the Company’s website (www.willislease.com).

The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the Company’s 2018 Incentive Stock Plan, approved by stockholders at the 2018 Annual Meeting. The Compensation Committee currently consists of the Board’s independent Directors: Directors Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. The Compensation Committee held four meetings during the 2018 fiscal year. For additional details, see “Compensation of Executive Officers — Compensation Discussion and Analysis” elsewhere in this proxy statement. The Compensation Committee’s charter is available on the Company’s website (www.willislease.com).

The Board of Directors may also establish a committee of independent Directors, as defined by the NASDAQ listing standards, to address specific strategic issues from time to time, including as it did in 2018.

Board Leadership Structure

Our Company is led by its founder, Charles F. Willis, IV, who serves as Chairman of the Board and Chief Executive Officer. This approach is commonly utilized by public companies in the United States and we believe it has been effective for our Company as well. Serving in both these roles since the Company was founded has allowed Mr. Willis to be seen by participants in the aviation industry and by our customers, business partners, investors and other stakeholders as providing strong leadership for our Company and in our industry. The Board believes that his combined role remains the optimal structure for us and our stockholders because it enables decisive leadership, ensures clear accountability and enhances our ability to consistently communicate our message and strategy to all of our stakeholders. Moreover, Mr. Willis possesses detailed and in‑depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that focus the Board’s time and attention on the most critical matters, while minimizing the potential for confusion or duplication of efforts. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times, and we believe that no one structure is suitable for all companies. While we believe that our current Board leadership structure remains optimal for us, demonstrating to our employees, suppliers, customers and other stakeholders that Willis Lease is under strong leadership, this may change in the future and we may decide having different individuals serve as Chairman and CEO is preferable.

2019 WLFC Proxy Statement	3

We have not appointed an independent Board chairman or lead independent Director, as we believe that the members of our Board and the two standing Board committees consisting of entirely independent Directors provide an appropriate level of oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Compensation Committee oversees the compensation of our Chairman and Chief Executive Officer and, upon the recommendation of the CEO, the compensation of the other Named Executive Officers (“NEOs”). Each of these committees is led by a chairperson other than the Chairman and CEO and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. The entire Board monitors or, as appropriate, the independent Directors monitor matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance. Our independent Directors also conduct meetings in executive session. These meetings are typically held in conjunction with Board meetings. In 2018, six Board meetings included an independent Directors’ session. This allows Directors to speak candidly on any matters of interest without the Chief Executive Officer or other managers present. We believe this framework strikes a sound balance with appropriate oversight and that appointing an independent Board chairman would not improve the performance of the Board in a material way.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. Our Board, including through the Audit Committee and Compensation Committee, each of which are comprised solely of independent Directors, regularly reviews various areas of significant risk to the Company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, interest rate risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Our Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Willis Lease’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes‑Oxley Act of 2002 and the Dodd‑Frank Wall Street Reform and Consumer Protection Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), risks posed by significant litigation matters, data security risks and risks associated with proposed affiliate transactions. Our Audit Committee also oversees compliance with other applicable laws and regulations, as well as the Company’s Standards of Ethical Conduct Policy. Any reports received on the Company’s whistleblower hotline are submitted to the Chair of the Audit Committee. The Compensation Committee reviews and evaluates risks related to the attraction and retention of talent, risks associated with management succession planning, and risks related to the design of compensation programs established by the Compensation Committee for our executive officers. The Compensation Committee has determined in its reasonable business judgment that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

For details regarding Director compensation, see “Compensation Tables — Director Compensation” elsewhere in this proxy statement.

Biographical Information

	Director Since	Age*
Class I Director Whose Term Expires at the 2020 Annual Meeting:
Robert T. Morris	2006	70
Class II Directors Whose Term Expires at the 2021 Annual Meeting:
Austin C. Willis	2008	38
Robert J. Keady	2015	68
Class III Directors Whose Term Expires at the 2022 Annual Meeting (provided they are re-elected at the 2019 Annual Meeting):
Charles F. Willis, IV	1985	70
Hans Joerg Hunziker	2006	69

*	Age as of April 2, 2019.

4	2019 WLFC Proxy Statement

Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors

Class III Directors Whose Term Expires at the 2022 Annual Meeting (provided they are re-elected at the 2019 Annual Meeting):

Charles F. Willis, IV

Director since: 1985 CEO and Chairman of the Board

Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer and a Director since our incorporation in 1985, served as President until July 2011, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 45 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as President of Willis Lease’s predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments.

As our founder and Chief Executive Officer, Mr. Willis brings to the Board significant senior leadership, sales and marketing, industry, technical and global experience, as well as a deep institutional knowledge of the Company, its operations and customer relations.

Hans Joerg Hunziker

Director since: 2006 Independent

Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Since 2002, Mr. Hunziker has been the owner and CEO of AllJets AG (formerly known as HLF Aviation GmbH and Hunziker Lease & Finance), a company he founded in Switzerland that offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a master’s degree in Economics and Business Administration from the University of Zurich. He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a Director of Willis Lease, he was Member and later Chairman of the Board of SRTechnics Group AG, Zürich.

Mr. Hunziker brings to the Board a high level of financial sophistication, broad international exposure and significant experience in commercial aviation and the aviation equipment leasing industry.

Class II Directors Whose Term Expires at the 2021 Annual Meeting:

Robert J. Keady

Director since: 2015 Independent

Robert J. Keady was elected to the Board in February 2015. Mr. Keady founded and currently serves as the President of Eastern Aviation Consulting Group, LLC, a company that provides consulting services for several aerospace and aviation firms. Prior to Eastern Aviation Consulting Group, LLC, Mr. Keady spent 33 years at Pratt & Whitney Commercial Engines, where he served as Vice President, Business Development & Marketing, as well as in numerous other senior management positions. Eastern Aviation Consulting Group’s client list has included major aviation manufacturers as well as a diverse client base of maintenance, repair and operations companies and services providers. Mr. Keady received his BA in Sociology from the University of Notre Dame and a Master of Science in Management from Purdue University.

Mr. Keady brings to the Board an in-depth understanding of and experience in the engine, airline, lessor and MRO industries.

2019 WLFC Proxy Statement	5

Austin C. Willis

Director since: 2008 Senior Vice President, Corporate Development

Austin C. Willis was elected to the Board in December 2008. Mr. Willis was the founder of J.T. Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. He served as J.T. Power's President from its founding in 2004 until 2012, when day-to-day management as President of J.T. Power was transitioned to another individual, with Mr. Willis continuing as Chief Executive Officer. This transition was implemented to facilitate Mr. Willis' enlistment in the U.S. armed forces in 2012, which enlistment the Board fully supported. In addition to his duties with J.T. Power and the U.S. armed forces, Mr. Willis has invested in commercial real estate in south Florida since 2013. Since 2006, Mr. Willis also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm, which Mr. Willis sold in 2014. From February 2016 until his deployment by the Special Forces of the U.S. Army in July 2016, Mr. Willis served as the Company’s Senior Vice President, Corporate Development, a position he resumed upon his return in April 2017. Mr. Willis holds a bachelor’s degree from the London School of Economics and Political Science, where he studied finance and industrial relations. He is the son of Charles F. Willis, IV.

Mr. Willis brings to the Board familiarity with the aviation industry generally, with a focus on the after‑market disposition of the aircraft engines and parts that comprise the Company’s engine portfolio.

Class I Director Whose Term Expires at the 2020 Annual Meeting:

Robert T. Morris

Director since: 2006 Independent

Robert T. Morris was elected to the Board in October, 2006. He is currently President of Robert Morris & Company, a company he founded in 1992. Mr. Morris joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a master’s degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History.

Mr. Morris brings to the Board considerable expertise in the aviation equipment leasing industry, with a focus on finance and risk evaluation.

PROPOSAL 1:  ELECTION OF TWO CLASS III DIRECTORS

Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2019 Annual Meeting of Stockholders, two Directors will be elected in Class III, to serve a three-year term expiring at the 2022 Annual Meeting of Stockholders or until succeeded by another qualified Director who has been duly elected.

The nominees for Director in Class III are Charles F. Willis, IV and Hans Joerg Hunziker.

The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2019 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS.

6	2019 WLFC Proxy Statement

EXECUTIVE OFFICERS OF THE COMPANY

Our current executive officers and their respective ages as of April 2, 2019 were as listed below.

Name	Age	Positions and Offices
Charles F. Willis, IV*	70	Chief Executive Officer
Brian R. Hole	41	President
Scott B. Flaherty	53	Senior Vice President and Chief Financial Officer
Dean M. Poulakidas	50	Senior Vice President, General Counsel and Corporate Secretary
Austin C. Willis*	38	Senior Vice President, Corporate Development

*	See business experience background under “Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors.”

Brian R. Hole

President

Brian R. Hole joined Willis Lease in August 2014 and was promoted to President on April 1, 2016. Prior to his appointment as President, he served as Senior Vice President & Chief Investment Officer. Formerly, Mr. Hole was Owner and President of Aviation Opportunity Management LLC, where he advised bank, private equity and alternative investment funds regarding investment in large commercial aircraft and engines. Prior to starting his own business, from 2008 to 2012, Mr. Hole served as an attorney for United Technologies Corporation, Pratt & Whitney Division, where he worked with the Commercial Engines Group in assisting with the next generation product family of engines, and specifically, on the partnership for the PW1100G engine on the Airbus A320neo family of aircraft and at IAE International Aero Engines, where he structured and negotiated engine sales and aftermarket programs as well as spare engine and aircraft financings. Mr. Hole earned his undergraduate degree from Georgetown University and a law degree, with high honors, from the University of Connecticut School of Law.

Scott B. Flaherty

Senior Vice President, Chief Financial Officer

Scott B. Flaherty joined Willis Lease in June 2016 and serves as our Senior Vice President and Chief Financial Officer. Prior to joining Willis Lease, Mr. Flaherty was Senior Vice President of Finance and Chief Financial Officer at Colt Defense LLC from 2009 until April of 2016. Prior to Colt Defense LLC, Mr. Flaherty was a Managing Director at Banc of America Securities LLC where he ran the origination effort, within the equity capital markets group, for various industries. Mr. Flaherty also was an investment banker at Credit Suisse First Boston. He worked as an engineer at the Pratt and Whitney division of the United Technologies Corporation for eight years. Mr. Flaherty earned his undergraduate degree from Worcester Polytechnic Institute and an MBA from the Leonard N. Stern School of Business at New York University.

Dean M. Poulakidas

Senior Vice President, General Counsel and Corporate Secretary

Dean M. Poulakidas joined Willis Lease in September 2011 and currently serves as our Senior Vice President, General Counsel and Corporate Secretary. Prior to his appointment as General Counsel, he served as Senior Counsel until March 31, 2013. Formerly, Mr. Poulakidas was Vice President and Corporate Counsel with International Lease Finance Corporation (ILFC), where he managed a wide variety of aviation transactions working with airlines, manufacturers, purchasers, financiers, service providers and aviation authorities in many jurisdictions. Prior to ILFC, he was a corporate attorney at Pillsbury Madison & Sutro, where his transactional experience included international and domestic joint ventures, mergers and acquisitions. Mr. Poulakidas earned his undergraduate degree from the University of California at Los Angeles, his masters degree from Columbia University and his law degree from the University of California’s Hastings College of the Law.

2019 WLFC Proxy Statement	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2019 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or Director is c/o Willis Lease Finance Corporation, 60 East Sir Francis Drake Boulevard, Suite 209, Larkspur, CA 94939. As of April 2, 2019, we had 6,352,688 shares of common stock, $0.01 par value, issued and outstanding.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	2,952,461	(2)	46.48%
Austin C. Willis	126,556	(3)	1.99%
Brian R. Hole	72,926		1.15%
Scott B. Flaherty	72,000		1.13%
Dean M. Poulakidas	71,990		1.13%
Robert J. Keady	23,529		*
Hans Joerg Hunziker	16,944		*
Robert T. Morris	6,688		*

All Directors and Executive Officers as a group (8 persons)	3,225,230		50.77%

Dimensional Fund Advisors Inc.	536,836	(4)	8.45%
Renaissance Technologies LLC	507,100	(5)	7.98%

*	Less than one percent of our outstanding common stock.
(1)

Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. With respect to restricted stock, individuals have voting power or are expected to have voting power within 60 days of April 2, 2019, but not investment power before such restricted stock vests. Of the shares listed above for Messrs. Charles Willis, Austin Willis, Hole, Flaherty, Poulakidas, Keady, Hunziker and Morris, 112,666 shares, 30,999 shares, 48,999 shares, 43,998 shares, 33,999 shares, 2,668 shares, 2,668 shares, and 2,668 shares, respectively, are unvested shares of restricted stock over which the respective stockholder has voting power but not investment power. Of the shares listed above for Mr. Charles Willis, 138,000 shares are unvested shares of restricted stock over which Mr. Willis is expected to have voting power within 60 days of April 2, 2019.

(2)

Includes 2,134,148 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 3,484 shares held under an account in the name of Charlotte Montresor Willis, (ii) 584 shares held under an account in the name of Wylder Grace Willis 2016 Trust, and (iii) 696,381 shares held by Mr. Charles Willis in his individual capacity. Mr. Austin Willis also had shared voting power over 117,864 shares and shared dispositive power over 86,865 shares. (Pursuant to the Military Durable Power of Attorney dated August 24, 2012 and further discussed in Item 6 of the amendment to the 13D filed on August 28, 2013, Mr. Charles Willis has shared voting power and shared dispositive power with regard to the shares held by Mr. Austin Willis and the 19% limited partnership interest in CFW Partners held by Mr. Austin Willis.)

(3)	Includes (i) 50,000 shares pledged and (ii) 8,692 shares held under an account in the name of Charles F. Willis V 2016 Trust.
(4)

Based on Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 8, 2019. According to its Schedule 13G/A, Dimensional Fund Advisors LP reported having sole voting power over 532,189 shares and sole dispositive power over 536,836 shares and is the beneficial owner of 536,836 shares as a result of its serving as investment advisor, sub-adviser and/or manager to four investment companies registered under the Investment Company Act of 1940. Dimensional Fund Advisors LP’s mailing address is Building One, 6300 Bee Cave Rd., Austin, TX 78746.

(5)

Based on Schedule 13G filed by Renaissance Technologies LLC with the Securities and Exchange Commission on February 13, 2019. According to its Schedule 13G, Renaissance Technologies LLC (“RTC”) reported having sole voting power over 476,200 shares, sole dispositive power over 492,211 shares, and shared dispositive power over 14,889 shares and Renaissance Technologies Holding Corporation, as majority owner of RTC, has beneficial ownership of 507,100 shares beneficially owned by RTC. Renaissance Technologies LLC’s mailing address is 800 Third Avenue, New York, NY 10022.

8	2019 WLFC Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors for the fiscal year ended December 31, 2018, we believe that during the fiscal year ended December 31, 2018 and through April 12, 2019, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS – COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our compensation program for NEOs. The Compensation Committee oversees the design and administration of our executive compensation programs. The Compensation Committee is currently comprised of three independent Directors: Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. The Compensation Committee meets formally at least twice per year, and more often if needed. In 2018, the Compensation Committee met formally four times. Each meeting agenda includes an executive session, with the intention that no member of management be present. The Compensation Committee’s charter is available on the Company’s website (www.willislease.com).

2018 Performance Overview

In 2018, the Company experienced record revenues, driven by solid revenue growth in the core leasing business and a significant increase in spare parts and equipment sales. Highlights of our 2018 financial and operational performance include:

•	Total revenue increased by 26.7% to $348.3 million in 2018, compared to $274.8 million in 2017.
•	Lease rent revenue achieved an annual high of $175.6 million in 2018; 34.7% growth from $130.4 million in 2017.
•	Earnings before tax were $56.3 million in 2018, up 56.3% when compared to $36.0 million in 2017.
•

General and administrative expenses increased, primarily due to one-time costs associated with facility relocations and employee transitions, increased headcount to support our broadening platform and increased compensation accruals due to operating performance.

•	Utilization at the end of 2018 was 89% and consistent with 2017 year-end levels.
•	Our equipment lease portfolio grew 24.6% to $1.673 billion, from $1.343 billion at December 31, 2017, net of asset sales and depreciation expense.
•

The book value of 308 lease assets we own directly or through our joint ventures was $2.0 billion at December 31, 2018. In addition to those lease assets, as of December 31, 2018, the Company managed 440 engines, aircraft and related equipment on behalf of third parties.

•	The Company maintained $463 million of undrawn revolver capacity at December 31, 2018.
•

A total of 471,595 shares of common stock were repurchased in 2018 under the Company’s repurchase plan for $16.2 million. Effective as of December 31, 2018, the Company’s Board of Directors approved the renewal of the stock repurchase plan, extending the plan through December 31, 2020 allowing for the repurchase of up to $60 million.

•	Diluted weighted average earnings per common share was $6.60 per share for the year 2018.
•	Book value per diluted weighted average common share outstanding increased to $47.43 at December 31, 2018, compared to $41.63 at December 31, 2017.

2019 WLFC Proxy Statement	9

We feel each of the above items contributed to our superior return to our shareholders, with a 14.8% annualized return over the prior 5-year period (ending December 31, 2018). Furthermore, such returns exceeded those of other publicly-traded aviation leasing companies over the preceding 1-, 3- and 5-year periods, as reflected in the chart below. While the aircraft leasing companies forming the Aircraft Lessor Composite in the chart below are all publicly-traded and make for reasonable stock performance comparators, these aircraft lessors are not all included in the Company’s 2018 compensation peer group, as they do not all fit within the parameters established for evaluating the Company’s compensation. (See description of those parameters in “Compensation Committee Process for Establishing Pay” elsewhere in this proxy statement.)

WILLIS LEASE FINANCE CORPORATION - 5 INDEXED YEAR TOTAL RETURN

Results from Our Stockholder Advisory Vote

The Compensation Committee carefully considers feedback from the Company’s stockholders regarding the Company’s executive compensation program, including the results of the stockholders’ advisory vote on executive compensation at the 2017 Annual Meeting which was approved by more than 65% of the votes cast. In accordance with the preference which received the most votes cast at the 2017 Annual Meeting among the alternatives regarding the frequency of future advisory votes on executive compensation, the Board decided that until at least the next advisory vote on the frequency of future advisory votes on executive compensation, such advisory votes would be submitted to stockholders every three years. The 2020 Annual Meeting provides stockholders with their next advisory vote on executive compensation. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board”.

Compensation Philosophy and Objectives

The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the Company’s performance and executive pay, and to provide stockholders with a superior rate of return. It is the Compensation Committee’s philosophy to link the NEOs’ compensation to corporate performance. The individual elements of compensation are addressed differently. Base salaries should be sufficiently competitive to attract and retain highly capable executives; annual cash incentives are intended to reward meeting or exceeding budgeted earnings and other established goals each year; and long‑term incentives, now primarily in the form of grants of time and performance based restricted stock, are intended to align executive and stockholder interest, reward long term growth of revenues and earnings, and provide an incentive for key executives to stay with the organization over the long term.

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The charts below show that a significant portion of our CEO’s and more than half of our other NEOs’ target total direct compensation (current salary, target annual cash incentives, and the three-year average long‑term equity award values) is variable, “at‑risk” or focused on long‑term results (“at‑risk” actual compensation as a percentage of total actual direct compensation is higher due to above target annual incentive payments made in 2018). “At‑risk” pay is tied to the achievement of corporate and individual performance or share price performance. The chart below reflects the average grant date fair value of awards issued to executives in 2016, 2017, and 2018.

Compensation Committee Process for Establishing Pay

The Compensation Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs. Those compensation consultants report directly to the Compensation Committee. During 2018, the Compensation Committee retained Pearl Meyer to advise on various compensation issues. Pearl Meyer has provided the Compensation Committee information regarding its independence as an advisor, including the fact that it has no other contract or business relationship with Willis Lease, and the Compensation Committee took that information into account in concluding that there was no conflict of interest within the meaning of Rule 10C‑1 under the Securities Exchange Act of 1934 affecting Pearl Meyer’s independence.

The base salary, annual incentive compensation and long‑term incentive compensation of the NEOs are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable companies with whom we compete for executive talent and evaluating such information in connection with our corporate goals and compensation practices. The Compensation Committee considers various sources of data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys.

However, it is difficult to determine a precise peer group of publicly-held companies because the vast majority of the Company’s direct competitors are business units within much larger corporations, such as General Electric, United Technologies and Bank of Tokyo Mitsubishi, such that the heads of the leasing divisions do not appear in proxy statements as NEOs. Other direct competitors are internationally based, where compensation programs are not comparable due to the fact that components of compensation are often driven by the cultural norms and local tax implications. In 2017, the Compensation Committee, with the assistance of Pearl Meyer, reviewed the approach to identify companies for compensation comparison (“2017 Comparator Companies”) to supplement the Committee’s understanding of compensation policies and practices of aviation leasing and finance competitors. In selecting the public companies for inclusion as 2017 Comparator Companies, the following factors were considered: a range of annual revenues ($70 million to $840 million), business operation (leasing, distribution or support services), and location.

In 2018, Pearl Meyer evaluated the 2017 Comparator Companies with the following factors considered: a more analogous range of annual revenues ($70 million to $900 million), business operation (leasing, distribution, or support services), and location. Pearl Meyer recommended the elimination of Neff Corp. and NewStar Financial, Inc., as they were both acquired.

2019 WLFC Proxy Statement	11

The approved 2018 Comparator Companies now include:

AeroVironment, Inc.	General Finance Corporation	P.A.M. Transportation Services, Inc.
Aircastle LTD.	KVH Industries Inc.	Patriot Transportation Holding, Inc.
Air Transport Services Group, Inc.	Marlin Business Services Corp.	Regional Management Corp.
CAI International Inc.	McGrath Rentcorp	SIFCO Industries Inc.
Civeo Corporation	Mobile Mini, Inc.	Spartan Motors Inc.
Consumer Portfolio Services, Inc.	On Deck Capital, Inc.	VSE Corp.

Our general guideline is to provide a total compensation opportunity that is reasonable. The Compensation Committee neither seeks to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Instead, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner. Actual compensation packages may vary based on the Compensation Committee’s and our CEO’s subjective evaluation of each executive’s performance and potential, as well as the Company’s overall financial position and performance.

Governance of Compensation Programs

Our Chief Executive Officer, in conjunction with our human resources department, develops recommended annual salaries, incentive targets and long‑term incentive compensation for the NEOs. After reviewing the survey and peer group information described above under “Compensation Committee Process for Establishing Pay” and the market information provided by the Compensation Committee’s outside consultant, the Compensation Committee determines in its subjective judgment the annual salaries, incentive targets and long‑term incentive compensation for the NEOs.

Elements of Compensation

Each element of compensation has a different purpose, although in combination they are intended to make sure that Willis Lease has a competitive compensation package that attracts top talent and provides incentives that encourage a high level of short and long term performance for the benefit of stockholders. The Compensation Committee looks at these elements both individually (to ensure that each element is achieving its objective) and collectively (to ensure that the total compensation package is competitive). Components of the total executive compensation package, the details of which are discussed below, generally include (i) base salary, (ii) annual cash incentive compensation, (iii) long term incentive compensation in the form of restricted stock and target performance shares, (iv) participation in the Company’s employee stock purchase plan and other employee benefit plans and programs, and (v) severance payments to be made upon an employment termination or change of control of the Company. The Compensation Committee’s subjective determinations for 2018 compensation took special note of NEOs’ contribution to the transactions and other strategic initiatives set forth in the “2018 Performance Overview” above.

Base Salary:  Each officer’s base salary is set on the basis of the Compensation Committee’s assessment of salary levels in effect for comparable positions in the labor market, the officer’s personal performance, and considerations of any special internal responsibilities. Specifically, as the Company is different in some respects from the other industrial and financial companies in the survey samples, and to some degree the responsibilities of the Company’s executive officers differ from those in typical companies, the Compensation Committee gives some consideration to internal responsibilities when determining salaries. The weight given to these different factors may vary from individual to individual.

Base salaries are reviewed annually after updated peer company salary information becomes available, and adjustments are made in accordance with the factors described above. Base salary increases depend in part on market competitiveness, time in position, individual performance and growth during the year, as well as expected future performance. There was a 5% increase in base salaries for the NEOs in 2018.

12	2019 WLFC Proxy Statement

Annual Incentive Compensation: Target cash incentive percentages for the Company’s NEOs started with the target incentive percentage relative to salary set forth in their respective employment agreements, which percentages were determined in part by compensation negotiations at hire and by evaluating target incentive levels in the prevailing market. (See “Compensation Committee Process for Establishing Pay” elsewhere in this proxy statement.) The employment agreement for Messrs. Charles Willis, Hole, Flaherty, Poulakidas and Austin Willis provide for target incentive percentages of 100%, 85%, 50%, 50% and 50%, respectively.

The Company established a Company-wide incentive plan for 2018. The 2018 cash incentive pool was based upon both the performance of the Company’s various business areas in relation to applicable bonus performance metrics and the Company’s actual pre-bonus, pre-tax income. The Company budgeted pre-bonus, pre-tax earnings at $43.4 million. The bonus pool was established at 15% of pre-bonus, pre-tax earnings. Once the incentive pool is determined, it is structured to be allocated to individuals 70% based on the achievement of Company and relevant business performance targets and 30% based on an assessment of each individual’s contributions. Participation in the incentive pool is based upon a NEO’s target bonus amount as a percentage of the aggregate target bonus amount of the Company’s employee base and the overall incentive pool. No cash incentives would have been paid under the plan if the Company did not achieve 70% of budgeted pre-bonus, pre-tax income of $30.4 million.

Pre-bonus, pre-tax income of $67.0 million resulted in the 2018 cash incentive pool being funded at approximately 236% of target incentive levels. Each of our NEOs achieved 100% of target bonus payout based on business performance and their personal performance compared to target metrics and goals, respectively. The 136% premium to target incentive payout was based upon the Company’s actual pre-bonus, pre-tax income.

Because of the performance of the Company as reflected above, the Compensation Committee approved incentives for the 2018 year with 70% of the potential incentive for executives based objectively on the achievement of the pre-bonus, pre-tax performance metrics. The other 30% of the potential incentive (based on the incentive pool established) with respect to each individual was determined by the Committee based on the Committee’s subjective judgment after receiving input regarding executive performance and recommendations from the Chief Executive Officer with respect to executives (other than the CEO) and other reports from management about each such individual’s contribution to the Company’s performance during 2018. The Compensation Committee considered numerous quantitative and qualitative factors for this portion of the incentives in a subjective manner, including:

The amounts earned by the NEOs under the Company’s 2018 incentive plan are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long‑term Incentive Compensation:  To reward executives for the long‑term growth in the value of the Company’s shares, the Compensation Committee also makes long‑term incentive grants annually. Grants of restricted stock awarded to officers, including all NEOs, are based primarily on competitive grant practices as determined by the Compensation Committee. Also, as explained above, each element of compensation is determined separately and therefore other forms of compensation paid to the NEOs do not directly influence the amount of long‑term incentive compensation that the Company awards.

The 2018 Incentive Stock Plan provides the flexibility to grant a variety of types of equity awards to provide long term incentives to employees. The Compensation Committee’s primary types of long term incentive grants are restricted stock and performance shares. The Compensation Committee believes that time and performance based restricted stock has a stronger retention value than do options, which can expire without providing any incentive benefit. The current expectation is that time and performance based restricted stock awards will be the primary form of long term incentives for our executives.

2019 WLFC Proxy Statement	13

2018 Awards

The Compensation Committee established an equity award grant structure which awards a combination of time-based vesting restricted stock and target performance shares. Each NEO was eligible to receive a range of performance shares based on achievement of a minimum, target or maximum goals. The Committee also determined to increase for the awards to be issued in early 2018 the proportion of equity that was tied to performance-based awards for the CEO from 29% to 33% at target. For the awards to be issued in early 2018, the Committee determined that the performance shares for the NEOs other than the CEO would be based on pre-tax return on average assets (income before taxes, as adjusted for non-budgeted and unusual items, divided by average adjusted assets over the period) for the one-year period ending December 31, 2017. The Committee contemplated the effectiveness of various performance measures including the prior pre-tax return on equity measure and levered and unlevered return on assets measures and believes that the use of pre-tax return on average assets provides a more comprehensive assessment of the Company’s performance given the current capital structure and management’s ability to influence results. For these NEOs, if the Company’s pre-tax return on average assets for fiscal year 2017 achieved 2%, 2.5 % or 3%, each NEO would receive 50%, 100% or 200% of their target number of performance shares, respectively. Our fiscal year 2017 pre-tax return on average was 3.4%. Consistent with the prior award for the CEO, if the Company’s stock price achieved a 5%, 10% or 15% annual growth over a base price set as of December 31, 2016 of $17.60 per share, the CEO would receive 50%, 100% or 200% of his target number of performance shares. Our year ending stock price was $24.97, which reflects a 42% increase over the base price. Once earned, performance shares are subject to additional vesting over a three year period. As a result of the Company’s performance on the two measures, the Compensation Committee approved granting the maximum number of performance shares, with such grant occurring on April 1, 2018, as follows:

Executive	Restricted Stock	Target Performance Shares	Earned Performance Shares	Total Restricted Shares Granted on April 1, 2018
Charles F. Willis, IV	60,000	30,000	60,000	120,000
Brian R. Hole	8,000	8,000	16,000	24,000
Scott B. Flaherty	5,500	5,500	11,000	16,500
Dean M. Poulakidas	5,500	5,500	11,000	16,500
Austin C. Willis	5,500	5,500	11,000	16,500

Pursuant to Mr. Flaherty’s employment agreement with the Company, he also received 10,000 restricted shares of the Company’s common stock on March 30, 2018, which was contingent upon the Company achieving its adjusted budget during the 2017 fiscal year. One-third of these shares will vest on each anniversary of the grant date through the third anniversary, provided that Mr. Flaherty is employed by the Company on each such anniversary date.

2019 Awards

As with the prior year’s equity awards, for 2019, the Compensation Committee established an equity award grant structure which awards a combination of time-based vesting restricted stock and target performance shares. Each NEO was eligible to receive a range of performance shares based on achievement of a minimum, target or maximum goals. The Committee also determined to increase for the awards to be issued in early 2019 the proportion of equity that was tied to performance-based awards for the CEO from 33% to 35%. For the awards to be issued in early 2019, the Committee determined that the performance shares for the NEOs other than the CEO would be based on pre-tax return on average assets (income before taxes, as adjusted for non-budgeted and unusual items, divided by average adjusted assets over the period) for the one-year period ending December 31, 2018. For these NEOs, if the Company’s adjusted pre-tax return on average assets for fiscal year 2018 achieved 2.1%, 2.6% or 3.1%, each NEO would receive 50%, 100% or 200% of their target number of performance shares. Our fiscal year 2018 adjusted pre-tax return on average assets exceeded 3.1%. Consistent with the prior award for the CEO, if the Company’s stock price achieved a 5%, 10% or 15% annual growth over a base price set as of December 31, 2016 of $17.60 per share, the CEO would receive 50%, 100% or 200% of his target number of performance shares. Our year ending stock price was $34.60, which reflects a 97% increase over the base price.

14	2019 WLFC Proxy Statement

Once earned, performance shares are subject to additional vesting over a three year period. As a result of the Company’s performance on the two measures, the Compensation Committee approved granting of the maximum number of performance shares which occurred April 1, 2019, and will be disclosed in our 2020 proxy statement under the Grants of Plan-Based Awards and the Summary Compensation Table:

Executive	Restricted Stock	Target Performance Shares	Earned Performance Shares	Total Restricted Shares Granted on April 1, 2019
Charles F. Willis, IV	66,000	36,000	72,000	138,000
Brian R. Hole	8,500	8,500	17,000	25,500
Scott B. Flaherty	6,000	6,000	12,000	18,000
Dean M. Poulakidas	6,000	6,000	12,000	18,000
Austin C. Willis	6,000	6,000	12,000	18,000

Employee Stock Purchase Plan:  With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our NEOs, as well as all other eligible employees, may purchase Company shares at a discount under our Employee Stock Purchase Plan (as amended, the “ESPP”).

Under the ESPP, 325,000 shares of common stock were reserved for issuance, of which 62,486 remain available to be issued to employees. Participants may purchase no more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the participating employees’ payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period.

Perquisites and Other Personal Benefits:  The Company provides its NEOs with limited perquisites and other personal benefits in addition to those provided to other employees, including additional life insurance, personal use of company cars, club memberships, travel expenses and, under limited circumstances, spousal travel. The Company also provided the CEO a personal benefit of financial tax planning. The costs to the Company of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2018 are included in the “2018 Summary Compensation Table” in this proxy statement.

Executive Stock Ownership

The Company promotes share ownership by its executives, and encourages them to acquire shares through the ESPP (in which all eligible executives may participate) and long‑term stock incentives in the form of restricted stock. The Compensation Committee has approved stock ownership guidelines that cover NEOs and Directors. Pursuant to the guidelines, the Company’s NEOs and Directors are required to maintain the following levels of equity in the Company: Chief Executive Officer, five times base salary; President, three times base salary; other NEOs, two times base salary; and Directors, three times the amount of their annual cash retainer. For purposes of determining an individual’s ownership level, shares held directly or indirectly with a pecuniary interest, vested restricted stock and unvested time-based restricted stock are included in the calculation while unexercised options and unvested performance-contingent restricted stock are not. The covered individuals generally have five years to achieve the required ownership level.

Employment Agreements and Severance Payments

Employment agreements have been entered into with Messrs. Charles Willis, Hole, Flaherty, Poulakidas and Austin Willis. In addition to providing for severance as described below, such agreements provide for base salary (subject to increase but not decrease unless part of a salary reduction program affecting all senior executive officers), bonus compensation (as described in the “Annual Incentive Compensation” section of the “Elements of Compensation” portion of the Compensation Discussion and Analysis) and certain benefits. As described in detail below, the employment contracts specify certain severance benefits to be paid in the event of an involuntary termination. Consistent with our compensation philosophy, the Compensation Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our NEOs. For further details, please refer to the section “Termination and Change in Control Payments” elsewhere in this proxy statement. The employment agreements also provide a nondisclosure and non-solicitation of employees covenant for three years after termination of employment. None of the NEOs are eligible for a tax gross-up of any parachute excise tax in the event of a change in control.

2019 WLFC Proxy Statement	15

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that the Company may deduct for compensation paid to certain executive officers. Previously, this limitation did not apply to compensation that met the requirements under Section 162(m) for qualified performance-based compensation. This exemption from Section 162(m)’s deduction limit for certain performance-based compensation has generally been repealed, effective for years beginning after December 31, 2017 and the group of covered executive officers has been expanded to include the chief financial officer and certain former executive officers. Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief applicable to certain written binding contracts in effect on November 2, 2017 that are not modified in any material respect on or after such date.

The Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this proxy statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following independent Directors, who constitute the Compensation Committee:

Hans Joerg Hunziker, Committee Chair
Robert J. Keady
Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following three independent Directors: Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. None of our executive officers currently serve on our Compensation Committee. None of our executive officers is, or was during 2018, serving as a Director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, on our Compensation Committee or our Board.

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COMPENSATION TABLES

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than our CEO and Chief Financial Officer, based on total compensation for their services with us in all capacities.

Summary Compensation Table for Fiscal Year 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Grants ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Charles F. Willis, IV	2018	1,050,000	—	4,113,600	—	2,478,252	390,082	(2)	8,031,934
Chief Executive Officer	2017	1,000,000	—	2,479,400	—	1,703,352	258,929		5,441,681
	2016	991,667	—	1,583,250	—	1,704,000	247,886		4,526,803

Brian R. Hole	2018	435,750	—	822,720	—	874,203	15,344	(3)	2,148,017
President	2017	406,253	—	569,250	—	585,907	13,135		1,574,545
	2016	364,500	—	108,050	—	257,000	9,726		739,276

Scott B. Flaherty	2018	391,125	—	908,420	—	461,574	391,478	(4)	2,152,597
Senior Vice President and	2017	366,875	—	379,500	—	311,551	42,214		1,100,140
Chief Financial Officer	2016	199,306	70,000	233,900	—	176,625	74,793		754,624

Dean M. Poulakidas	2018	391,125	—	565,620	—	461,574	15,747	(5)	1,434,066
Senior Vice President, General Counsel and	2017	372,500	—	379,500	—	317,164	13,906		1,083,070
Corporate Secretary	2016	369,375	—	—	—	318,875	11,481		699,731

Austin C. Willis	2018	330,000	—	565,620	—	390,506	18,362	(6)	1,304,488
Senior Vice President, Corporate Development	2017	262,500	—	—	—	130,848	43,193		436,541

(1)

The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 as discussed in Note 12 - Stock-Based Compensation Plans - in our report filed on Form 10K for the fiscal year 2018 filed with the SEC.

(2)

Includes (i) a 401(k) matching contribution in the amount of $12,000, (ii) $3,338 for the allocated cost of Mr. Charles Willis’ participation in a group life, disability and accidental death and dismemberment policy that covers certain of the Company’s executive officers, and the following perquisites:

•	$37,584 for spousal travel. This amount is based on the actual cost to the Company.
•	$162 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).
•	$30,000 for financial, tax and estate planning services.
•	$143,789 moving reimbursements benefits paid to or on behalf of Mr. Charles Willis in connection with his relocation to the United Kingdom.
•	$163,209 for tax reimbursements with respect to the items listed above.
•	In addition, Mr. Charles Willis had guests accompany him on the Company’s plane on business trips during 2018, with no or de minimis incremental costs.
(3)

Includes (i) a 401(k) matching contribution in the amount of $9,250, (ii) $2,899 for the allocated cost of Mr. Hole’s participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, (iii) $859 for personal use of a company car which was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use), and (iv) $2,336 for personal use of a Company club membership (based on personal usage).

2019 WLFC Proxy Statement	17

(4)

Includes (i) a 401(k) matching contribution in the amount of $12,250, (ii) $2,597 for the allocated cost of Mr. Flaherty’s participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, (iii) $219 for personal use of a company car which was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use) (iv) $2,588 for personal use of a Company club membership (based on personal usage), (v) $54,622 temporary housing reimbursements, (vi) $8,862 moving reimbursement to relocate to the Company’s new corporate headquarters, (v) $195,563 for relocation bonus, and (vi) $114,777 for tax reimbursements related to some of the preceding items.

(5)

Includes (i) a 401(k) matching contribution in the amount of $12,240, (ii) $2,683 for the allocated cost of Mr. Poulakidas’ participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, and (iii) $825 in reimbursements under the Company’s Health and Wellness Reimbursement Program.

(6)

Includes (i) a 401(k) matching contribution in the amount of $3,150, (ii) $1,674 for the allocated cost of Mr. Willis’ participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, (iii) $9,143 spousal travel and (iv) $4,395 for tax reimbursements related to some of the preceding items.

Grants of Plan‑Based Awards for Fiscal Year Ended 2018

		Potential Payouts			All Other	Grant Date Fair
		Under Non-Equity Incentive			Stock Awards:	Value of Stock
		Plan Awards(1)			Number of Shares	and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#)(2)	Awards ($)(3)
Charles F. Willis, IV	4/1/2018	—	$1,050,000	—	120,000	$4,113,600

Brian R. Hole	4/1/2018	—	$370,388	—	24,000	$822,720

Scott B. Flaherty	4/1/2018	—	$195,563	—	26,500	$908,420

Dean M. Poulakidas	4/1/2018	—	$195,563	—	16,500	$565,620

Austin C. Willis	4/1/2018	—	$165,000	—	16,500	$565,620

(1)	See discussion of 2018 bonus plan in “Compensation of Executive Officers—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation” above.
(2)	Reflects restricted stock awards granted in 2018. For additional information, please see “Compensation of Executive Officers—Elements of Compensation—Long-Term Incentive Compensation” above.
(3)	The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

18	2019 WLFC Proxy Statement

The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2018.

Outstanding Equity Awards at Fiscal 2018 Year‑End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles F. Willis, IV	—	—	—	3/1/2016	25,000	(2)	$865,000
	—	—	—	3/17/2017	65,333	(2)	$2,260,522
	—	—	—	4/1/2018	120,000	(2)	$4,152,000

Brian R. Hole	—	—	—	3/17/2017	15,000	(2)	$519,000
	—	—	—	4/1/2018	24,000	(2)	$830,400

Scott B. Flaherty	—	—	—	7/5/2016	3,333	(2)	$115,322
	—	—	—	3/17/2017	10,000	(2)	$346,000
	—	—	—	3/30/2018	10,000	(2)	$346,000
	—	—	—	4/1/2018	16,500	(2)	$570,900

Dean M. Poulakidas	—	—	—	3/17/2017	10,000	(2)	$346,000
	—	—	—	4/1/2018	16,500	(2)	$570,900

Austin C. Willis	—	—	—	3/31/2016	4,000	(1)	$138,400
	—	—	—	4/1/2018	16,500	(2)	$570,900

(1)	Shares of restricted stock vest in four equal annual installments on each anniversary of the grant date. The number listed reflects the remaining number of shares to vest over the remaining period.
(2)	Shares of restricted stock vest in three equal annual installments on each anniversary of the grant date. The number listed reflects the remaining number of shares to vest over the remaining period.

The following table sets forth certain information with respect to stock that vested during fiscal year 2018. No options existed and, therefore, none were exercised by any NEO during fiscal year 2018.

Option Exercises and Stock Vested for Fiscal Year Ended 2018

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Charles F. Willis, IV	—	—	99,333	$2,932,332
Brian R. Hole	—	—	9,500	$284,575
Scott B. Flaherty	—	—	8,333	$248,773
Dean M. Poulakidas	—	—	5,000	$143,050
Austin C. Willis	—	—	4,500	$136,710

(1)	The “value realized” upon vesting is equal to the number of shares vested multiplied by the closing share price of the Company’s common stock on NASDAQ on the applicable vesting date.

2019 WLFC Proxy Statement	19

Termination and Change in Control Payments

Employment contracts for Messrs. Charles Willis, Hole, Flaherty, Poulakidas and Austin Willis specify certain severance benefits to be paid in the event of an “Involuntary Termination” (i.e., termination of employment by the Company without cause or resignation by the employee for good reason) and, in the case of Messrs. Hole, Flaherty, Poulakidas and Austin Willis, specified severance benefits in the event of an Involuntary Termination within 18 months following a change of control (a “Change of Control Termination”).

The maximum of these benefits payable to Mr. Charles Willis would represent (i) three times his base salary, plus (ii) a prorated portion of his annual incentives accrued during the year of termination, plus (iii) three times the average annual incentives he earned during the three years prior to his Involuntary Termination, plus (iv) distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, continued payment for three years for club memberships and financial, tax and estate planning, and continued coverage for three years under the Company’s employee group benefit plans. Additionally, in the event Mr. Charles Willis is terminated with less than the one year’s notice required by his contract, he is entitled to a lump sum payment equal to his annual base salary prorated for the portion of the year for which he did not receive notice. Upon a change of control, Mr. Charles Willis is entitled to immediate vesting of all stock options and restricted stock, whether or not his employment is terminated. In the event that Mr. Charles Willis voluntarily retires, he is entitled to purchase or assume the lease for his company car, to continued payment for his club memberships and financial planning services in accordance with his contract, and to continued coverage under the Company’s employee group benefit plans for one year following his retirement.

The maximum of these severance benefits payable to Mr. Hole would represent (i) six months of his base salary for an Involuntary Termination or one year’s salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Hole is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

The maximum of these severance benefits payable to Mr. Flaherty would represent (i) six months of his base salary for an Involuntary Termination or one year’s base salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Flaherty is terminated with less than the one year’s notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

The maximum of these severance benefits payable to Mr. Poulakidas would represent (i) six months of his base salary for an Involuntary Termination or one year’s salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Poulakidas is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

The maximum of these severance benefits payable to Austin Willis would represent (i) six months of his base salary for an Involuntary Termination or one year’s salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Austin Willis is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

20	2019 WLFC Proxy Statement

If any of these payments or benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code, the employment contracts of each of Messrs. Charles Willis, Hole, Flaherty, Poulakidas and Austin Willis stipulate that payments to each of them will be reduced, to the extent necessary, so that no portion of the payments would be subject to the Excise Tax. This reduction shall only occur if the after‑tax net present value of the payments, as so reduced, is greater than or equal to the after‑tax present value of such payments without such reduction.

Other than as described above, if a NEO ceases to be employed by us because of his or her resignation or retirement (other than for reasons constituting a constructive termination under his or her employment agreement), no severance payments are owed by us.

The following table shows potential payments to our Named Executive Officers under existing contracts for (i) an Involuntary Termination, and (ii) Change of Control Termination, in each case, on December 31, 2018.

Potential Payments on Involuntary Termination or Change of Control Termination

	Willis, C		Hole		Flaherty		Poulakidas		Willis, A
	Termination	Change (2)	Termination	Change (2)	Termination	Change (2)	Termination	Change (2)	Termination	Change (2)
Severance payment	$3,150,000	$3,150,000	$217,875	$435,750	$195,563	$391,125	$195,563	$391,125	$165,000	$330,000
In lieu of notice	1,050,000	1,050,000	217,875	217,875	195,563	195,563	195,563	195,563	165,000	165,000
Annual incentives	6,385,604	6,385,604	763,087	1,184,541	402,906	646,994	402,906	720,925	360,806	505,299
Accelerated Vesting of Restricted Stock Awards (1)	7,277,522	7,277,522	1,072,635	1,072,635	957,278	957,278	726,635	726,635	519,035	519,035
Accrued Vacation and Sick Pay	181,700	181,700	67,100	67,100	60,100	60,100	57,400	57,400	50,800	50,800
Continued Coverage under all group plans	167,335	167,335	13,899	27,797	12,193	24,386	6,089	12,179	146,560	29,319
Financial/Tax/ Estate Planning	90,000	90,000	—	—	—	—	—	—	—	—
Total Severance Payment	$18,302,161	$18,302,161	$2,352,471	$3,005,698	$1,823,603	$2,275,446	$1,584,156	$2,103,827	$1,407,201	$1,599,453

(1)

The value of the unvested restricted stock awards as of December 31, 2018 was set forth in the Outstanding Equity Awards at Fiscal 2018 Year-End table and based on the Company’s closing stock price on December 31, 2018 of $34.60. These values would be the same for both an Involuntary Termination and a Change of Control Termination of Mr. Charles F. Willis, IV. The additional aggregate value of equity vesting acceleration as of December 31, 2018 for both an Involuntary Termination and a Change of Control Termination for Mr. Hole, Mr. Flaherty, Mr. Poulakidas, and Mr. Austin Willis is limited to awards vesting in the two years following termination.

(2)

No adjustment in these numbers was made to reflect any reduction that would have been made so that payments would not trigger a parachute payment excise tax. However, if a Change of Control Termination occurred on December 31, 2018, such a reduction may have been necessary.

The following table summarizes compensation for 2018 by individual non-employee Directors.

Director Compensation for Fiscal Year Ended 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Hans Joerg Hunziker(3)	$146,038	$85,082	—	—	$231,120
Robert J. Keady	102,576	85,082	—	—	187,658
Robert T. Morris	102,576	85,082	—	—	187,658

(1)

Each Director received quarterly payments of $21,269 ($85,076 for the year). For services as chair of the Audit Committee and Compensation Committee, respectfully, Mr. Morris and Mr. Hunziker receive an additional $4,375 quarterly payment ($17,500 for the year). Mr. Keady also receives an additional $4,375 quarterly payment ($17,500 for the year) for his services as chair of independent committees of the Board.

(2)	The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)

The Compensation Committee agreed to allow the compensation of European Directors to be adjusted based on the rate in effect on their first election to the Board, effective January 1, 2008. This adjustment is paid in cash. Effective January 1, 2020, the restricted stock portion of the compensation of European Directors will no longer be adjusted and the cash portion of their compensation will be adjusted based on the U.S. dollar exchange rate as of December 31st for the prior year.

2019 WLFC Proxy Statement	21

The unvested restricted stock held by each non-employee Director is as follows as of December 31, 2018: Mr. Hunziker, 2,668; Mr. Keady, 3,918; Mr. Morris, 2,668. Under the 2007 Plan, each non-employee Director received a restricted stock grant of 5,000 shares of common stock when first becoming a non-employee Board member. In addition, each Board member who is to continue to serve as an independent Director is granted restricted stock worth approximately the same dollar amount as the annual cash retainer based on the market price of our common stock on the date of the Company’s Annual Meeting of Stockholders. Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient’s period of continued service as a Director, measured from the grant date. Each annual restricted stock grant based on the cash annual retainer amounts vests in one installment on the recipients’ completion of one year of Board service, measured from the grant date.

CEO - MEDIAN EMPLOYEE PAY RATIO

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring most publicly-listed companies to annually disclose the ratio of each company’s median employee’s annual total compensation to the annual total compensation of each such company’s chief executive officer. The compensation for our Chief Executive Officer in 2018 was approximately 76.6 times the median pay of our employees.

Median employee total annual compensation	$104,881
CEO total annual compensation	$8,031,934
Ratio of CEO to median employee compensation	76.6 to 1

The Company used the same median employee for 2018 that it identified for 2017 in calculating the CEO pay ratio as there have been no changes in our employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in the Company’s median employee. We identified the Company’s median employee by reviewing the taxable earnings for all our employees who were employed by us on December 31, 2017. We included all Company employees, except our Chief Executive Officer, whether employed on a full-time or part-time basis. For currency conversions required for the Company’s employees not compensated in U.S. dollars, we utilized the Bid Ask midpoint attributable to the relevant foreign currencies on the last trading calendar day of 2017 (i.e., December 29, 2017) as reported by FactSet Research Systems Inc. We otherwise did not make any assumptions, adjustments or estimates with respect to compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported for 2018 in the “Total” column of our Summary Compensation Table above. We then calculated the annual total compensation for 2018 of the identified median employee in the same manner as we would have calculated such employee’s amount in the “Total” column of our Summary Compensation Table if such employee’s compensation had been presented in the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our payroll and employment records and the methodology described above. The Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

22	2019 WLFC Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three Directors, each of whom is independent as defined by the NASDAQ listing standards and operates pursuant to the Audit Committee Charter which is available on the Company’s website (www.willislease.com).

The Audit Committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for 2018, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2018 and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm’s independence. The Audit Committee has concluded that KPMG’s provision of audit and non‑audit services to the Company is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10‑K for 2018 for filing with the Securities and Exchange Commission. This report is provided by the following independent Directors, who comprise the Audit Committee:

Robert T. Morris, Committee Chair
Hans Joerg Hunziker
Robert J. Keady

2019 WLFC Proxy Statement	23

PROPOSAL 2:  ADVISORY VOTE ON THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed the firm of KPMG to audit our 2019 financial statements, and KPMG also served in this capacity in 2018. Although not required by the Company’s bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2019. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re-submitting the matter to the Company’s stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Billed to Willis Lease by KPMG

For the 2018 and 2017 fiscal years, fees for services provided by KPMG LLP to us were as follows:

	2018	2017
Audit Fees (1)	$1,323,244	$1,058,003
Audit Related Fees	419,039	390,886
Tax fees (2)	43,697	27,561
	$1,785,980	$1,476,450

(1)

Audit fees billed to us by KPMG during the 2018 and 2017 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)	Fees billed to us by KPMG during 2018 and 2017 for professional services rendered in providing international tax consulting services.

All fees described above were approved by the Audit Committee.

The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

24	2019 WLFC Proxy Statement

PROPOSAL 3:  SHAREHOLDER PROPOSAL ON THE ADOPTION OF A MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS

The Company has been advised that California Public Employees’ Retirement System, Investment Office, P.O. Box 2749, Sacramento, California 95812-2749, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below (the “Proposal”) at the Annual Meeting. The Proposal and supporting statement that the Company received are set forth verbatim below. If properly presented, the Proposal will be voted on at the Annual Meeting.

SHAREOWNER PROPOSAL

RESOLVED, that the shareowners of Willis Lease Finance Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company's current voting system, a director may be elected with as little as one affirmative vote because "withheld" votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote "against" candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say "no" to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company's shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors, shareowners believe are not acting in their best interests. Please vote FOR this proposal.

The Company’s Statement in Opposition to Proposal 3.

The Board recommends a vote AGAINST Proposal 3.

We believe that the Proposal is not in the best interests of the shareholders at this time and we recommend that you vote against the adoption of a majority standard for director elections for the following reasons.

1.	Use of majority voting standard provides unnecessary risk; plurality voting is the standard mechanism for director elections under Delaware law.

2019 WLFC Proxy Statement	25

The Proposal requests that the Company adopt a majority voting standard for director elections. The Company, a Delaware corporation, presently uses a plurality voting standard, which is the standard mechanism for the election of directors under Delaware law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as Company directors. The use of the plurality voting standard assures that a corporation does not have “failed elections” which result in unnecessary vacancies on the Board. If directors are not elected or otherwise required to resign upon failing to receive a majority of votes cast, the Company may face legal uncertainty as to satisfying certain exchange listing requirements or other corporate governance regulations, such as those relating to the independence of directors, committee composition or the maintenance of an audit committee financial expert. The proponent’s suggestion introduces this risk to a Company that has had only one occurrence in its history where a director was elected with a vote less than a majority of all eligible stockholders. In 2018, no director received a vote of less than 61.5% of the stockholders eligible to vote. Thus, if the Proposal had been implemented, it would not have changed the membership of the Company’s Board, but would have introduced unnecessary risk.

Further, even where a plurality (and as has been true in the past for the Company, a majority) of the stockholders have approved directors nominated by the Board, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withheld votes. The use of withheld votes, as opposed to implementation of majority voting, provides a mechanism for minority stockholders to express dissatisfaction, without introducing a risk of corporate governance complications arising from a failed election.

2.	CalPERS’ claim that the Company’s current voting system effectively disenfranchises shareholders is misleading.

In addition to being able to participate in annual elections of Board members, the Company’s shareholders have always had the ability to remove directors for cause. Further, any shareholder who is dissatisfied with a director has always had the ability nominate an alternative board candidate for shareholder consideration. In fact, the use of a majority voting standard could disenfranchise Company shareholders if certain of the larger shareholders are not in attendance at a particular meeting and the use of the opposing votes limits the Company’s ability to elect or reelect its directors.

3.	CalPERS’ claim that 90% of S&P 500 entities have adopted a majority standard is misleading.

By referring to the S&P 500, CalPERS uses a misleading statistic. The Company is a Russell 2000 company; a group that has an adoption rate for a majority vote standard that is dramatically lower than the rate for the S&P 500. In 2016, the Council of Institutional Investors, reported that just 29 percent of Russell 2000 companies had adopted use of a majority vote standard in unconsented elections. CalPERS itself concedes in its most recent Global Equity Corporate Governance program report, dated September 24, 2018, pg. 28, that the rate of adoption of majority voting in smaller cap companies is significantly less than in S&P 500 companies.

4.	Conclusion

The Board is committed to sound corporate governance policies and practices. The Board carefully considered CalPERS’s Proposal and believes that it is not in the best interest of the Company and its shareholders, both for reasons of law and governance policy. The Company believes its shareholders are satisfied with the composition of its Board and the Company’s financial performance. Further, the Company has had plurality voting in place since the Company’s initial public offering, and the Board believes that this practice has served the Company well. The Company’s strong corporate governance process is designed to identify and propose director nominees who will best serve the interests of the Company and its shareholders.

For all of the reasons above, the Board recommends a vote AGAINST this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO ADOPT A MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS IN LIEU OF THE CURRENT PLURALITY VOTING STANDARD

26	2019 WLFC Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As required by NASDAQ rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties. On June 18, 2009, the Board adopted a formal policy governing the disclosure and approval of related party transactions. That policy is available on the Company’s website (www.willislease.com).

Stock Buybacks

On September 12, 2018, in a transaction approved by a Special Committee of the Board of Directors, the Company purchased 88,000 shares of common stock directly from the Company’s Chief Executive Officer, Charles F. Willis. The agreed and paid price per share was $34.2972, the volume weighted average price on September 12, 2018.

Other

During the second quarter of 2018, the Company’s Chief Executive Officer purchased artwork from the Company for $5,000. This transaction was approved by the Board’s independent Directors.

During the third quarter of 2018, the Company’s Chief Executive Officer utilized Willis Aeronautical Services, Inc.’s spare parts warehouse to temporarily store personal equipment and reimbursed the Company $450 for such usage.

During 2018 and 2017, the Company paid approximately $44,000 and $80,000, respectively, of expenses payable to Mikchalk Lake, LLC, an entity in which our Chief Executive Officer has a significant ownership interest. These expenses were for lodging and other business related services. These transactions were approved by the Board’s independent Directors.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2020 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 25, 2019. Your proposal(s) must be mailed to our offices at 60 East Sir Francis Drake Boulevard, Suite 209, Larkspur, CA 94939, Attention: Corporate Secretary. Your proposal(s) may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Alternatively, under our bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2020 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2020 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2019 Annual Meeting. For our 2020 Annual Meeting of Stockholders, this means that your proposal(s) or nomination(s) must be submitted no later than February 23, 2020 (which is 90 calendar days before the anniversary of the 2019 Annual Meeting). If the date of our 2020 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2019 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

2019 WLFC Proxy Statement	27

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please either contact us at 415‑408‑4700 or submit your request to Willis Lease Finance Corporation, attention Corporate Secretary, 60 East Sir Francis Drake Boulevard, Suite 209, Larkspur, CA 94939. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. Also, if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, following receipt of such request, we will ensure that change for future mailings of annual meeting materials.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2019 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,
Charles F. Willis, IV
Chairman of the Board

28	2019 WLFC Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS OF WILLIS LEASE FINANCE CORPORATION May 23, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at http://materials.proxyvote.com/970646 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230030000000000000 7 052319  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote FOR Proposal 1  The Board of Directors recommends you vote FOR Proposal 2. FOR AGAINST ABSTAIN  1. Election of Directors: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below))  INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. The Board of Directors recommends you vote AGAINST Proposal 3. 3. Shareholder proposal on the adoption of a majority voting standard for director elections. FOR AGAINST ABSTAIN  In their discretion, the Proxies are authorized to vote upon such other matters   as may properly come before the meeting or any adjournment thereo To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 WILLIS LEASE FINANCE CORPORATION 2019 Annual Meeting of Stockholders May 23, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles F. Willis, IV, Brian R. Hole and Dean M. Poulakidas, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on April 2, 2019, at the 2019 Annual Meeting of Stockholders of the Company to be held on May 23, 2019 or at any adjournment thereof. The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3. This proxy will be voted in accordance with the  choices specified by  the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE  HEREOF, FOR PROPOSAL 2, AGAINST  PROPSAL 3, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. 1.1 (Continued and to be signed on the reverse side) 14475